Exhibit 10.7

FIRST AMENDMENT TO TAX RECEIVABLE AGREEMENT (EXCHANGES)

This First Amendment (this “First Amendment”) to the Tax Receivable Agreement (the “Agreement”), dated as of March 12, 2013, by and among Artisan Partners Asset Management Inc., a Delaware corporation (“APAM”) and each holder of LP Units or assignee of a holder of such LP Units (the “TRA Beneficiaries”), is made and entered into by and among APAM and each TRA Beneficiary listed on Schedule 1 as of August 17, 2023 (the “Effective Date”). Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Agreement.

RECITALS
WHEREAS, APAM and the LP Unit Holders originally entered into the Tax Receivable Agreement on March 12, 2013;

WHEREAS, Section 7.6(c) of the Agreement provides that the Agreement may be amended if approved in writing by APAM and at least two-thirds of the TRA Beneficiaries (calculated as described in Section 7.6(c)).

WHEREAS, APAM and at least two-thirds of the TRA Beneficiaries desire to amend the Agreement pursuant to the terms and conditions hereof; and

NOW, THEREFORE, APAM and the TRA Beneficiaries listed on Schedule 1 agree as follows as of the Effective Date:

1.Definitions. The following defined term appearing in Section 1.1 of the Agreement is hereby amended and restated in its entirety to read as follows:

“LIBOR” means (x) during any period, an interest rate per annum equal to the one-year LIBOR reported, on the date two days prior to the first day of such period, on the Telerate Page 3750 (or if such screen shall cease to be publicly available, as reported on Reuters Screen page “LIBOR01” or by any other publicly available source of such market rate) for London interbank offered rates for United States dollar deposits for such period, or (y) If APAM has made the determination (such determination to be conclusive absent manifest error) that (i) LIBOR is no longer a widely recognized benchmark rate for newly originated loans in the U.S. loan market in U.S. dollars or (ii) the applicable supervisor or administrator (if any) of LIBOR has made a public statement identifying a specific date after which LIBOR shall no longer be used for determining interest rates for loans in the U.S. loan market in U.S. dollars, then APAM shall (as determined by APAM to be consistent with market practice generally), establish a replacement interest rate (the “Replacement Rate”), in which case, the Replacement Rate shall replace LIBOR for all purposes under this Agreement. The Replacement Rate, which may be the secured overnight financing rate, shall be applied in a manner consistent with market practice.

2.No Other Changes. Except as expressly modified hereby, all terms, conditions and provisions of the Agreement shall continue in full force and effect. This First Amendment shall be deemed to be and be construed as part of the Agreement, and the Agreement shall be deemed to be and be construed as part of this First Amendment; provided, however, that in the event of any inconsistency or conflict between the Agreement and this First Amendment, the terms, conditions and provisions of this First Amendment shall govern and control.

[Signature pages follow]

IN WITNESS WHEREOF, APAM and each TRA Beneficiary listed on Schedule 1 have agreed upon this Amendment as of the date first written above.

ARTISAN PARTNERS ASSET MANAGEMENT INC.

By: /s/ Laura E. Simpson
Name: Laura E. Simpson
Title: Vice President and Assistant Secretary